EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 21, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Frisch’s Restaurants, Inc. on Form 10-K for the year ended May 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Frisch’s Restaurants, Inc. on Forms S-8 (File Nos. 33-77988, 33-77990, 333-63149 and 333-110911).

GRANT THORNTON LLP

Cincinnati, Ohio

August 8, 2006